UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006

ALTRIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

120 Park Avenue, New York, New York	10017-5592
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                 (917) 663-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On June 26, 2006, Kraft Foods Inc. (“Kraft”), a subsidiary of Altria Group, Inc. (“ALG”), announced that Kraft and Mr. Roger K. Deromedi, Chief Executive Officer of Kraft, had mutually agreed with the Board of Directors of Kraft to leave Kraft to pursue other interests.

In connection with this departure, on August 31, 2006, Kraft and Mr. Deromedi entered into a Separation Agreement and General Release (the “Separation Agreement”).  Pursuant to the terms of the Separation Agreement, Mr. Deromedi will receive salary continuation payments at his bi-weekly base salary in effect on June 26, 2006 (the “Separation Date”) until February 23, 2007 (the “Salary Continuation Period”).  Following the Salary Continuation Period, Mr. Deromedi will receive a lump sum payment in an amount equal to the salary that he would have received, at the rate of salary in effect for him on the Separation Date, had his employment continued during the period between the end of the Salary Continuation Period and June 26, 2008.

Mr. Deromedi will also receive (i) a payment in respect of his 2006 annual incentive award under the Kraft Management Incentive Plan, to be paid on the basis of Mr. Deromedi’s individual target percentage and the actual business unit rating for Kraft for full fiscal year 2006, as determined by the Compensation Committee of Kraft’s Board of Directors (the “Committee”), pro-rated from January 1, 2006 through June 30, 2006, and (ii) a payment in respect of his 2004-2006 Long-Term Incentive Plan (“LTIP”) award, to be paid on the basis of Mr. Deromedi’s individual target percentage and the actual Kraft LTIP rating, as determined by the Committee, pro-rated from January 1, 2004 through June 30, 2006.  As of the effective date of the Separation Agreement, Mr. Deromedi will become vested in 141,697 shares of restricted stock; any other unvested shares of restricted stock previously granted to Mr. Deromedi will be forfeited.  Mr. Deromedi will be entitled to exercise any vested stock options that he holds in Altria Group, Inc. and Kraft pursuant to the terms of the applicable option grant and for the remainder of their original term.

During the Salary Continuation Period, Mr. Deromedi will be eligible to participate in various Kraft benefit plans, including applicable medical and retirement plans.  In fulfillment of Kraft’s pre-existing contractual obligations to Mr. Deromedi, he and his family will be eligible to receive lifetime medical, dental and life insurance benefits from Kraft (which medical and dental coverage will be secondary if Mr. Deromedi receives any medical or dental coverage from another employer).

In consideration for the payments to be received by Mr. Deromedi under the Separation Agreement, Mr. Deromedi agreed pursuant to the Separation Agreement (i) not to work for specified competitors of Kraft through June 26, 2007, (ii) not to solicit Kraft’s employees, (iii) to certain confidentiality and non-disparagement obligations and (iv) subject to specified conditions, to assist Kraft with respect to pending and future litigation, arbitration, governmental and other dispute resolution relating to matters in which Mr. Deromedi was personally involved during his employment with Kraft.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the complete terms and conditions of the Separation Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)   Exhibits

10.1	Separation Agreement and General Release dated as of August 31, 2006 between Kraft Foods Inc. and Roger K. Deromedi

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

	By:	/s/ G. PENN HOLSENBECK
Name: G. Penn Holsenbeck
Title: Vice President, Associate General
Counsel and Corporate Secretary
DATE: September 7, 2006

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement and General Release dated as of August 31, 2006 between Kraft Foods Inc. and Roger K. Deromedi